Transfer Agreement Instructions

TO SELL YOUR SHARES, PLEASE COMPLETE THE TRANSFER AGREEMENT:

1.  Print the Name and Address information of record for the Shares you hold, PLUS your Email Address and Phone Number. Refer to the outer envelope you received to see the name in which the Corporation registered your Shares.

2.(a) Check the box to sell ALL your Shares, OR fill in the number you wish to sell.

(b) Check the ‘ALL OR NONE’ box if you do not want to sell unless Purchaser will be able to buy all of your Shares. In other words, if the Offer is oversubscribed and purchases will be prorated, check the box if you do not want to sell only a prorated portion of your Shares.

3. Sign the Agreement, print your name and the date. Provide your social security number or the tax number of the entity that you are signing for. Each Joint Owner must sign.

4. PLEASE INCLUDE THE DOCUMENTS LISTED BELOW AS APPROPRIATE FOR YOUR SITUATION:

Shares held in an IRA or other custodial account: put the name of the custodian, FBO name, and account number in Section 1 of the Transfer Agreement, on the lines provided.

Shares held in Trust: copy of trust agreement pages which identify the trust, trustee(s) & the signature page(s).

Shares held by Deceased/Estate: certified copy of death certificate, plus the will, letters testamentary or court order naming administrator or executor.

Shares held by Partnership: copy of partnership agreement.

Shares held by Corporation: copy of corporate resolution for authority to sell.

Shares held by Limited Liability Company: copy of operating or members agreement.

Shares held in Pension/Profit-Sharing Plan: copy of adoption agreement/bylaws identifying name of trust & signature(s) of trustee(s).

Share Certificates: It is our understanding that this company has not issued certificates to shareholders unless you made a special request. If so, please provide the certificate(s).

Proof of Share Ownership: If you have a confirmation document or account statement that shows the number of Shares you own, please include a copy, but it is not required.

QUESTIONS? Call Everest at (800) 611-4613, or email your questions to Behringer2Offer@EverestProperties.com.

SEND ORIGINAL TRANSFER AGREEMENT TO:

Everest - 199 S. Los Robles Avenue, Suite 200, Pasadena, CA  91101